UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2007
PEPCO HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-31403 (Commission File Number)	52-2297449 (IRS Employer Identification No.)
701 Ninth Street, N.W., Washington, DC (Address of principal executive offices)		20068 (Zip Code)
Registrant's telephone number, including area code (202) 872-3526
Not Applicable (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pepco Holdings, Inc. Form 8-K
Item 8.01	Other Events.

          On December 14, 2007, Pepco Holdings, Inc. (the "Company") announced the decision to construct a 545 MW natural gas and oil-fired combined-cycle electricity generation plant to be located in Peach Bottom Township, Pennsylvania ("Delta Power Project"). The plant will be owned and operated as part of Conectiv Energy, the Company's wholesale electric power segment. The construction expenditures for the Delta Power Project are expected to be $470 million, with projected expenditures of $62 million in 2008, $195 million in 2009, $136 million in 2010, and $14 million in 2011. The total expenditures include development costs and the three combustion turbines currently held in inventory by Conectiv Energy.The project will be financed using internally generated cash and either corporate borrowings or project financing. The plant is expected to become operational by June 2011.

          Conectiv Energy has entered into a tolling agreement with Constellation Energy Commodities Group, Inc, a subsidiary of Constellation Energy Group, Inc. ("Constellation Energy") under which it will sell the capacity, energy and most ancillary services from the Delta Power Project from June 1, 2011 through May 31, 2017 to Constellation Energy. Under the terms of the tolling agreement, Conectiv Energy will be responsible for the operation and maintenance of the plant, subject to Constellation Energy's control over the dispatch of the plant's output. Constellation Energy will be responsible for the purchase and scheduling of the fuel to operate the plant and all required emissions allowances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PEPCO HOLDINGS, INC. (Registrant)
Date December 14, 2007		/s/ P. H. BARRY Name: Paul H. Barry Title: Senior Vice President and Chief Financial Officer
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